Exhibit 99.1

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN AND FOR NEW CASTLE COUNTY

Horizon Personal Communications, Inc., an
Ohio corporation, and Bright Personal
Communications Services, LLC, an Ohio
limited liability company,

Plaintiffs,

v.

Sprint Corporation, a Kansas corporation,
WirelessCo L.P., a Delaware limited
partnership, Sprint Spectrum L.P., a Delaware
limited partnership, SprintCom, Inc., a Kansas
corporation, Sprint Communications Company
L.P., a Delaware limited partnership, and
Nextel Communications, Inc., a Delaware
corporation,

Defendants.

) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No.

VERIFIED COMPLAINT FOR DECLARATORY AND INJUNCTIVE RELIEF

Plaintiffs Horizon Personal Communications, Inc. and Bright Personal Communications Services, LLC (“Plaintiffs”), complain against defendants Sprint Corporation, WirelessCo L.P., Sprint Spectrum L.P., SprintCom, Inc., Sprint Communications Company, L.P. (collectively “Sprint”) and Nextel Communications, Inc. (“Nextel”) as follows:

INTRODUCTION

1.                                       Plaintiffs bring this action to prevent an imminent breach of contract that would destroy Plaintiffs’ business.  Plaintiffs seek to protect exclusivity rights that they bargained for and received pursuant to long-term written contracts between each of Plaintiffs and Sprint.  At Sprint’s direction, Plaintiffs have invested hundreds of millions of dollars to expand Sprint’s wireless communications network in Plaintiffs’ respective exclusive territories, and have financed, owned, operated and managed the network for Sprint in those territories.  Plaintiffs made this enormous investment in reliance on a promise by Sprint that it would not compete against Plaintiffs in their territories.

2.                                       In separate written contracts, Sprint promised to each Plaintiff that it would be the sole and exclusive manager and operator for “Sprint PCS” in an exclusive territory called a “service area”.  Sprint PCS is the name used by Sprint to refer to its wireless business.  Further, Sprint agreed that neither it nor its related entities would own or operate another wireless network operating in the same spectrum used by Plaintiffs and Sprint PCS.

3.                                       Despite its clear contractual obligations, Sprint now plans to acquire through a merger one of Plaintiffs’ most significant competitors, Nextel.  Nextel competes with Sprint and Plaintiffs and provides wireless products and services under the Nextel and Boost brands in Plaintiffs’ exclusive service areas.  After the merger, Nextel will be a wholly-owned subsidiary of Sprint.  Nextel owns approximately 32% of Nextel Partners, Inc. (“Nextel Partners”).  Nextel Partners also currently provides wireless products and services under the Nextel and Boost brands within Plaintiffs’ exclusive service areas in competition with Plaintiffs.

4.                                       On June 23, 2005, Sprint and Nextel announced that, after the merger, the combined company’s “go-to-market” brand will be “Sprint” and that it intends to offer Nextel products as a “key product brand” within the Sprint portfolio of services.   A copy of the press release is attached as Exhibit A.  On information and belief, Sprint intends to rebrand existing Nextel stores in Plaintiffs’ exclusive service areas as “Sprint” stores and will cause such stores to offer wireless products and services under the Sprint, Nextel and Boost brands in direct competition with Plaintiffs.  Under this plan, Sprint will be in violation of its exclusivity obligations to Plaintiffs.

5.                                       The shareholders of Sprint and Nextel approved the merger of the two companies on July 13, 2005.  On July 12, 2005, it was reported that the Federal Communications Commission (“FCC”) will likely approve the merger.  On information and belief, the closing of the merger is imminent.

6.                                       Plaintiffs have protested what would be a blatant violation of their exclusivity rights and have repeatedly sought to resolve the conflict with Sprint to no avail.  Indeed, Sprint’s CEO has been quoted as saying that Sprint will likely not address the exclusivity issue until after the merger is closed.  As a result, Plaintiffs will be deprived of their contractual exclusivity rights, and their competitive position will be irreparably harmed.  Therefore, Plaintiffs seek to prevent Sprint’s imminent breach of Plaintiffs’ agreements with Sprint.

THE PARTIES

7.                                       Plaintiff Horizon Personal Communications, Inc. (“Horizon”) is an Ohio corporation headquartered in Schaumburg, Illinois.

8.                                       Plaintiff Bright Personal Communications Services, LLC (“Bright”) is an Ohio limited liability company headquartered in Schaumburg, Illinois.

9.                                       Horizon and Bright are and, at all times relevant to the claims asserted herein, have been Sprint affiliates responsible for financing, owning, designing, constructing, operating, managing, maintaining, and upgrading Sprint’s wireless network in certain markets in the midwestern and eastern United States.  Horizon and Bright’s annual revenues total approximately $176 million.

10.                                 Defendant Sprint Corporation is a Kansas corporation headquartered in Overland Park, Kansas.  Sprint Corporation is a large telecommunications company that, through a collection of subsidiary and affiliated entities, offers a broad range of communications products, including wireless personal communications services, or PCS, and related telephony products and services throughout the United States.  Sprint Corporation’s annual revenues are approximately $27 billion.

11.                                 Defendant WirelessCo L.P. (“WirelessCo”) is a Delaware limited partnership affiliated with Sprint Corporation and headquartered in Overland Park, Kansas.

12.                                 Defendant Sprint Spectrum L.P. (“Sprint Spectrum”) is a Delaware limited partnership affiliated with Sprint Corporation and headquartered in Kansas City, Missouri.

13.                                 Defendant SprintCom Inc. (“SprintCom”) is a Kansas corporation affiliated with Sprint Corporation and headquartered in Westwood, Kansas.

14.                                 Defendant Sprint Communications Company, L.P. (“Sprint Communications”), is a Delaware limited partnership affiliated with Sprint Corporation and headquartered in Overland Park, Kansas.

15.                                 Sprint Corporation, through WirelessCo, Sprint Spectrum and SprintCom, holds and controls, directly and indirectly, certain PCS licenses to provide integrated voice and data services using wireless technology in a nationwide network including the licenses for the portion of the network financed, owned, constructed, operated, and managed by Plaintiffs.

16.                                 Nextel is a Delaware corporation headquartered in Reston, Virginia, and is a nationwide provider of communications products and services with its own nationwide wireless network.  Nextel and its affiliates compete directly against Sprint, Plaintiffs and Sprint’s other Affiliates.

JURISDICTION

17.                                 As limited partnerships organized under the laws of Delaware, WirelessCo, Sprint Spectrum and Sprint Communications are subject to this Court’s jurisdiction as a matter of law.  6 Del. C. § 17-105.  Nextel, as a Delaware Corporation, is also subject to jurisdiction as a matter of law pursuant to 8 Del. C. § 321.  Sprint Corporation and SprintCom are subject to jurisdiction pursuant to 10 Del. C. § 3104(c).

FACTUAL BACKGROUND

The affiliation between Horizon/Bright and Sprint

18.                                 As a result of a bidding process conducted by the FCC, Sprint obtained various broadband personal communication services licenses (“PCS licenses”) for the purpose of establishing a nationwide wireless services network to offer seamless, integrated voice and data services using wireless technology under the “Sprint” and “Sprint PCS” brands.  In essence, pursuant to these PCS licenses, Sprint was authorized to use certain blocks or bands of frequencies of the “spectrum” for the transmission of voice and data throughout the United States.

19.                                 Like all similar wireless licenses, the various PCS licenses granted to Sprint by the FCC were conditioned upon Sprint’s compliance with certain requirements established by the FCC.  Among other things, Sprint was required:  (a) to construct a communications network within five years of being granted the various licenses; and (b) to retain control over those portions of the spectrum licensed to Sprint for the duration of the license.

20.                                 Sprint developed a strategy for constructing and operating its network that would, in effect, transfer much of the financial risk for such an undertaking to others while allowing Sprint to retain ultimate control over the operations and financial viability of the network.  Sprint decided that it would construct, operate, manage and maintain those portions of the network located in and around the largest metropolitan areas in the United States which had the greatest potential for return.  In order to offer “seamless, integrated voice and data services using wireless technology under the various brands of Sprint PCS” in other portions of the United States, Sprint planned to enter into agreements with third-party “affiliates,” such as Plaintiffs, who would bear the financial risk for constructing, operating, managing and maintaining portions of the network in the smaller markets and rural areas of the country where returns were less promising (“Affiliate Strategy”).

21.                                 The Affiliate Strategy divided the United States into various exclusive “service area networks”, and agreements were entered into between Sprint and the designated Affiliate responsible for each service area network.  The revenue derived from these service area networks is divided between Sprint and the respective Affiliate.  In addition, each Affiliate also purchases certain “services” from Sprint.  Sprint made it clear to Plaintiffs and the other Affiliates that, within each Affiliate’s service area, the Affiliate would be Sprint’s exclusive partner in the development of Sprint’s wireless business.

22.                                 Despite transferring to its Affiliates much of the financial risk of constructing and operating the vast majority of the network, Sprint intended to and, in fact, did retain substantial influence and control over the business operations and financial performance of the Affiliates as part of the Affiliate Strategy.  Among other things, Sprint:

•                  designs required pricing plans for wireless services offered by Affiliates to their respective customers (“subscribers”);

•                  performs billing, customer care and collection, PCS network systems support, inventory logistics, long distance transport and national third party sales support; and

•                  develops new technology requirements that in certain cases have to be met by the Affiliates for the continued operation and upgrade of their respective portions of the network.

These broad powers provide Sprint with the opportunity to exercise substantial influence and control over Plaintiffs.

The Horizon and Bright Management Agreements

23.                                 Effective June 8, 1998, Horizon and defendants SprintCom and Sprint Communications entered into a Sprint PCS Management Agreement (“the Horizon Management Agreement”).  A copy of the Horizon Management Agreement is attached as Exhibit B, and its Schedule of Definitions is attached as Exhibit C.  The Horizon Management Agreement required, among other things, that Horizon:

•                  design, construct and manage a wireless services network in its service area;

•                  offer and promote various Sprint wireless products and services;

•                  adhere to various requirements established by Sprint related to marketing, promotion, and distribution of Sprint wireless products and services.

24.                                 There are eight addendums to the Horizon Management Agreement.  The most recent addendum is Addendum VIII to Sprint PCS Management Agreement and Sprint PCS Services Agreement dated March 16, 2005, (“Horizon Addendum VIII”).  A copy of Horizon Addendum VIII is attached as Exhibit D.

25.                                 Effective October 13, 1999, Bright and defendants Sprint Spectrum, SprintCom, WirelessCo and Sprint Communications (together “Sprint PCS”)(1) entered into a Sprint PCS Management Agreement (“the Bright Management Agreement”).  A copy of the Bright Management Agreement is attached as Exhibit E, and its Schedule of Definitions is attached as

(1) For ease of reference, the term Sprint PCS is used hereafter to refer to the entities that are signatories to the Management Agreements, recognizing, however, that the two of the Sprint PCS entities are signatories to the Bright Management Agreement but not the Horizon Management Agreement.

Exhibit F.  The Bright Management Agreement is similar to the Horizon Management Agreement and required Bright to perform the same key activities in the development and operation of the Sprint wireless network.

26.                                 There are four addendums to the Bright Management Agreement.  The most recent addendum is Addendum IV to Sprint PCS Management Agreement and Sprint PCS Services Agreement dated March 16, 2005, (“Bright Addendum IV”).  A copy of Bright Addendum IV is attached as Exhibit G.  The Horizon and Bright Management Agreements and their addenda are hereafter referred to as “the Management Agreements.”

27.                                 Reflecting the size and scope of the investment required from Plaintiffs and the permanence of the anticipated relationship, the Management Agreements have a 20-year term, including three renewals for 10 years each.

28.                                 Horizon, independent of Sprint, provided some wireless service beginning in 1997.  Horizon significantly expanded its business when it became a Sprint affiliate in 1998.  Bright had no active wireless business before becoming a Sprint affiliate in 1999 and in fact was formed for the purpose of partnering with Sprint.  While Plaintiffs purchased some limited facilities from Sprint, Plaintiffs committed to finance, design and construct the vast majority of the network infrastructure from the ground up.

29.                                 In exchange for the promises made to Sprint and the enormous investment that Plaintiffs were required to make to build out their portion of the Sprint wireless network, Plaintiffs each bargained for and obtained the right to be the exclusive manager and operator for Sprint PCS within their service areas.  Sprint also agreed that neither it nor its related entities would own or operate another wireless mobility communications network operating in the same spectrum as Plaintiffs and Sprint PCS.

30.                                 Horizon’s service area consists of portions of Ohio, West Virginia, Virginia, Maryland, Pennsylvania, Kentucky, New York and Tennessee (the “Horizon Service Area”).   Bright’s service area consists of portions of Ohio, Indiana and Michigan (the “Bright Service Area”).

31.                                 The Management Agreements contain an exclusivity clause in paragraph 2.3.  The language is the same in each agreement and provides:

[Horizon/Bright] will be the only person or entity that is a manager or operator for Sprint PCS with respect to the Service Area and neither Sprint PCS nor any of its Related Parties will own, operate, build or manage another wireless mobility communications network in the Service Area so long as this agreement remains in full force and effect and there is no Event of Termination that has occurred giving Sprint PCS the right to terminate this agreement . . . .

Exs. B and E, ¶ 2.3, p. 5. There are limited exceptions to the exclusivity provision, none of which permits Sprint to merge with a competitor of Plaintiffs and thereby compete against Plaintiffs in their exclusive Service Areas.

32.                                 The term “wireless mobility communications network” (2)  in paragraph 2.3 of the Management Agreements is defined as “a radio communications system operating in the 1900 MHz spectrum range under the rules designated as Subpart E of Part 24 of the FCC’s rules.”  Ex. C, p. 14; Ex. G, p. 89.

33.                                 “Sprint PCS Products and Services” is also a defined term under the Management Agreements.  It provides:

“Sprint PCS Products and Services” means all types and categories of wireless communications services and associated products that are designated by Sprint PCS (whether now existing or developed

(2) In Horizon Addendum VIII, the term “wireless mobility communications network” was amended to “Wireless Mobility Communications Network”.  Ex. D, ¶ 10, p. 16.

and implemented in the future) as products and services to be offered by Sprint PCS, Manager and all Other Managers as the products and services of the Sprint PCS Network for fixed and mobile voice, short message and other data services under the FCC’s rules for broadband personal communications services including all local area service plans.  Sprint PCS Products and Services do not include wireline products or services, including local exchange service, wireline long distance service, and wireline based Internet access.”

Ex. C, p. 11; Ex. F, p. 11-12 (emphasis added).

34.                                 “Sprint PCS Network” is defined as “the national wireless network and business activities to be developed by Sprint PCS, Manager and Other Managers in the United States and certain of its territories and possessions, which network includes the Service Area Network.” Ex. C, p. 10; Ex. F, p. 11.

35.                                 Under the Management Agreements, Sprint is bound by the implied covenant of good faith and fair dealing and is required to use good faith in exercising any discretion it may have in designating Sprint PCS Products and Services to be offered by Plaintiffs.  Since the inception of the Management Agreements, on information and belief, there has been no mobile wireless product or service offered by Sprint that was not also required to be offered by Plaintiffs.

36.                                 The Management Agreements also define “Related Party”.   Related Party means:  “with respect to any Person, any other Person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with the Person.”  Ex. C, p. 8; Ex. F, p. 9.

37.                                 Under this definition, Sprint Corporation is a Related Party of Sprint PCS and is bound by the exclusivity clause in that it has control over the entities that make up Sprint PCS.

38.                                 On information and belief, Sprint Corporation:

•                  manages and directs the course of the business operation of Sprint PCS;

•                  at various levels, shares common management and employees with Sprint PCS;

•                  directs and controls the financing activities of Sprint PCS;

•                  directs the sales, marketing and advertising activities of Sprint PCS, which includes offering various PCS products and services under the “Sprint” brand without regard to its complex corporate structure;

•                  operates Sprint PCS as a division or department of Sprint, as stated in its filing with the FCC regarding the merger with Nextel:  “In 1998, Sprint Corporation agreed to assume 100% ownership and management control of Sprint Spectrum, going forward under the name of Sprint PCS.”  Valente/West Affidavit, Attachment 1, ¶ 4, attached as Exhibit H.

•                  directs the allocation of revenue, expenses and tax liabilities among its three operating groups, including Sprint PCS.

•                  controls the flow of money pursuant to the management agreements with Sprint’s Affiliates.

39.                                 On information and belief, the Sprint signatories to the Management Agreements merely hold wireless licenses.  On information and belief, Sprint Corporation employees are responsible for the administration of the Management Agreements with Plaintiffs; Sprint Corporation satisfies the debts incurred under the Management Agreements; and Sprint Corporation has assumed the responsibility of addressing the exclusivity obligations under the Management Agreements.  Through its actions, Sprint Corporation has assumed control over the implementation of the Management Agreements and is bound by them.

40.                                 In fact, Sprint Corporation has acknowledged that it is bound by the exclusivity clause in Paragraph 2.3 of the Management Agreements.  In its Proxy Statement dated June 10, 2005, Sprint stated:  “Sprint is subject to exclusivity provisions and other restrictions under its arrangements with the Sprint PCS Affiliates.”

Horizon and Bright’s Reliance on Exclusivity Clauses

41.                                 In accordance with, and, in reliance upon, the exclusivity clause of the Management Agreements, Plaintiffs financed, designed, built and, ultimately, managed and operated a wireless services network in their respective Service Areas.  In addition to establishing network equipment and infrastructure, Plaintiffs opened retail stores in their Service Areas for the purpose of selling Sprint wireless products and services.  Over the last several years, at Sprint’s request and direction, Plaintiffs raised approximately $735 million induced by the promise of territorial exclusivity.

42.                                 As the network was being built and in the early days of operation, revenue was relatively small.  However, revenue generated from Plaintiffs’ networks and related subscriber base has increased significantly as the networks have been completed and channels of sales and distribution have been established.

43.                                 Horizon began providing Sprint wireless services in December 1998 and, by March 31, 2005, it had amassed approximately 115,000 Sprint wireless subscribers in its Service Area.  As of March 31, 2005, Horizon had built its network to provide wireless coverage to approximately 3.3 million of the 4.8 million residents in its Service Area.

44.                                 Bright began providing Sprint wireless services in 2000.  By March 31, 2005, it had amassed approximately 70,000 Sprint wireless subscribers in its Service Area.  As of March 31, 2005, Bright had built its network to provide wireless coverage to approximately 2 million of the 2.3 million residents in its Service Area.

45.                                 In short, over the last several years, Sprint has received the benefit of its bargain with Plaintiffs — expansion of the Sprint wireless network and brands into remote areas, where returns on the required massive capital investments were uncertain.

46.                                 Further benefiting Sprint, Sprint keeps approximately eight percent of all of Plaintiffs’ subscriber revenues before remitting the balance to Plaintiffs.  Over the past six years, Sprint has retained more than $51 million in Plaintiffs’ subscriber revenues under this arrangement, as compensation for, among other things, Sprint providing its licenses and brand on an exclusive basis and promising not to compete in Plaintiffs’ Service Areas.

47.                                 Equity and debt investors have likewise assessed Plaintiffs’ value in reliance on Sprint’s promise of territorial exclusivity.  In fact, Sprint reviews Plaintiffs’ earnings and news releases before they are issued to the investing public.  One such recent release asserted, without objection from Sprint, that Horizon and Bright have “the exclusive right to sell wireless mobility communications, network products and services under the Sprint brand in [certain] markets. . . .”

Confidential Information

48.                                 Under the Management Agreements, Sprint receives on an ongoing basis competitively sensitive and highly confidential information concerning virtually every aspect of Plaintiffs’ business.  This information concerns not only the past and present results of Plaintiffs’ business, but also Plaintiffs’ business plans for the future.

49.                                 The confidential information that Sprint receives includes detailed information concerning customers, pricing, billing, product-development, marketing, rate-plan, network-operations, technical-performance, and costs; build-out and other business plans; and details concerning each and every one of Plaintiffs’ individual customers.   For example, the Management Agreements require that Sprint have access to the following confidential information concerning Plaintiffs’ business:

•                  Plaintiffs must work with Sprint to generate forecasts of “important business metrics.”  Exs. B and  E, ¶ 1.6.

•                  Sprint may “enter upon the premises of any office or facility operated by or for Manager [Horizon/Bright] at any time, with reasonable advance notice to Manager if possible, to inspect, monitor and test in a reasonable manner the Service Area Network, including the facilities, equipment, books and records of Manager, to ensure that Manager has complied or is in compliance with all covenants and obligations of Manager under this agreement….”  Exs. B and E, ¶ 9.5.

•                  Horizon/Bright own the highly technical information processed through its switches, routers, and other equipment relating to Sprint PCS Products and Services.  Exs. D and G, ¶ 1.9.1.  Yet, Sprint has “access to, and may monitor, record or otherwise receive” that technical information.  Id.

50.                                 Sprint also has ongoing access to Plaintiffs’ sensitive business information through various services that Plaintiffs purchase from Sprint.  For example, Sprint serves as Plaintiffs’ billing and customer-care vendor and, accordingly, has continuous and direct contact with Plaintiffs’ customers and access to all details of Plaintiffs’ current and future pricing and rate-plans.

51.                                 In short, Sprint has an insider’s view of these key aspects of Plaintiffs’ business.

52.                                 Neither Nextel nor Plaintiffs’ other competitors have access to this information today. Disclosure of this information to Plaintiffs’ competitors would irreparably harm Plaintiffs.

53.                                 In allowing Sprint access to its highly sensitive information, Plaintiffs rely on the Management Agreements’ exclusivity provision that bars Sprint from competing with Plaintiffs in their Service Areas.  Plaintiffs would never have agreed to share this sensitive information if they believed that Sprint could compete with them in their Service Areas.

54.                                 Plaintiffs also rely on the Management Agreements’ confidentiality provision, which provides that each party to the Management Agreements is required for three years after termination of the contract to “keep confidential, not disclose to others and use only for the purposes authorized in this agreement, all Confidential Information disclosed by the other party to the party in connection with this agreement….”  Exs. B and E, ¶12.2(a).

The Sprint/Nextel Merger

55.                                 Sprint has announced that after the merger, Nextel will be a wholly owned subsidiary of Sprint, and Sprint will be renamed Sprint Nextel Corporation (“Sprint Nextel”).  Sprint Nextel will be a Related Party under paragraph 2.3 of the Management Agreements and bound by them because Sprint Nextel will control Sprint PCS.  The former Nextel entity will also be a Related Party and bound by the Management Agreements because it and the entities that make up Sprint PCS will be under the common control of Sprint Nextel.

56.                                 Nextel’s subsidiaries will become wholly owned indirect subsidiaries of Sprint Nextel.  As such, Nextel’s subsidiaries will be bound by the Management Agreements as Related Parties of Sprint PCS.

57.                                 Sprint has provided Plaintiffs with conflicting information regarding its plans post-merger.  As recently as June 23, 2005, Sprint stated that after the merger it intends to conduct the following activities:

(a)                                  Nextel stores will sell Sprint branded products and services;

(b)                                 Nextel and Nextel Partners stores will continue to sell Nextel and Boost branded products;

(c)                                  Nextel branded products will be rebranded as “Nextel-Together With Sprint” branded products;

(d)                                 Nextel stores will be renamed Sprint stores;

(e)                                  Affiliates, including Plaintiffs, will offer Nextel branded products and services;

(f)                                    Nextel subscribers will in the future be migrated to the 1900 MHz spectrum; and

(g)                                 The same Sprint employees who handle the billing, accounting and customer care functions for Plaintiffs and the other Affiliates will also handle those functions for Nextel and Nextel Partners.

58.                                 On July 11, 2005, however, in apparent recognition of the Affiliates’ exclusivity rights, Sprint stated that Nextel may not provide Sprint branded products and services immediately after the merger but rather sometime thereafter, yet Nextel stores will still be rebranded Sprint stores.  On information and belief, Sprint intends to have Nextel offer Sprint branded products shortly after the close of the merger but the precise time of that offering is not known.

59.                                 Nevertheless, Nextel and Boost branded products offered by Nextel and Nextel Partners will constitute Sprint PCS Products and Services under the Management Agreements.  Wireless products or services offered and designated by Sprint, whether currently existing or developed or implemented in the future, constitute Sprint PCS Products and Services.  The only exception to the definition is for wireline products and services.

60.                                 After the merger, Sprint also intends to use Nextel’s existing infrastructure, licenses, and network to augment Sprint’s wireless network nationwide, including in Plaintiffs’ exclusive Service Areas.  As explained in their joint Application for Transfer of Control to the FCC, filed on February 8, 2005, Sprint and Nextel intend to use Nextel’s resources to expand “coverage and capacity” of Sprint’s existing wireless network and to “fill gaps in existing coverage areas.”  Excerpt from Application for Transfer of Control, p. 6, attached as Exhibit I.

61.                                 Nextel and Nextel Partners currently operate a large number of stores and distribution points offering Nextel and Boost branded wireless products and services within the boundaries of  Plaintiffs’ exclusive Service Areas.  There is an approximately 97% geographical overlap of Nextel and Nextel Partners’ wireless networks within Plaintiffs’ Service Areas.

Points of Distribution

62.                                 There are three main points of distribution for Sprint branded wireless products and services within Plaintiffs’ exclusive Service Areas.  First, Plaintiffs own and operate Sprint stores in their Service Areas.  Second, certain national stores such as Radio Shack and Best Buy sell Sprint branded wireless products and services within Plaintiffs’ Service Areas.  And third, independent local third-party stores (referred to as local fill-ins, “LFI”) also sell such products.  The national stores are specific exceptions to Plaintiffs’ exclusivity rights under the Management Agreements, and the LFI’s provide such products and services pursuant to contracts with Plaintiffs.   Any customers that purchase Sprint branded wireless products and services through the national and LFI stores within Plaintiffs’ Service Areas are subscribers of Plaintiffs, and Plaintiffs earn revenue with respect to those subscribers.

Sprint’s Anticipatory Breaches of the Management Agreements

63.                                 Under Sprint’s current plan, after the merger Sprint will be in breach of its exclusivity obligations to Plaintiffs.

64.                                 First, Sprint will be in breach of the requirement that Plaintiffs be the only manager or operator for Sprint PCS within their exclusive Service Areas.  When Nextel and Nextel Partners offer any products on behalf of Sprint, be they Sprint, Nextel or Boost branded products, they will be acting as a manager or operator for Sprint PCS.  Further, under Sprint and Nextel’s new branding strategy, at least some of Nextel’s products and services offered in Plaintiffs’ Service Areas will be rebranded using the same Sprint name and Sprint logo as Plaintiffs use.  Notably, Plaintiffs are primarily, if not exclusively, responsible for the recognition and goodwill the Sprint brand enjoys in their Service Areas because Plaintiffs have been responsible for advertising and promoting the brand in those areas for six years.  Sprint

Nextel’s appropriation of the brand and related goodwill in the Service Areas for use by a competing provider of wireless communication products and services will engender consumer confusion and violate Plaintiffs’ exclusive rights to those brands in their Service Areas.  Further, Sprint has stated that it intends to use Nextel’s infrastructure, licenses, or network to provide Sprint PCS coverage in Plaintiffs’ Service Areas, which will also be a breach of the exclusivity provision.

65.                                 Second, Sprint will be in breach of the requirement that it not own or operate another wireless mobility communications network operating in the 1900 MHz spectrum.  Nextel and Nextel Partners operate in the 800 MHz spectrum,  but they also own licenses in the 1900 MHz range.  After the merger, Sprint will own the right to the 1900 MHz spectrum currently held by Nextel.  Further, Sprint and Nextel have announced their intention to migrate Nextel and Nextel Partners subscribers to the 1900 MHz spectrum and have not made any commitment to Plaintiffs that those subscribers and the revenue associated with them will belong to Plaintiffs.

66.                                 Third, after the merger closes, Sprint Nextel will have ongoing access, as Sprint currently does, to confidential and highly sensitive information concerning Plaintiffs’ past and present operations, as well as Plaintiffs’ business strategies and plans for the future.  Under Paragraph 12.1(a) of the Management Agreements, Sprint is obligated to “keep confidential, not disclose to others and use only for the purposes authorized in this agreement, all confidential information disclosed by the other party to the party in connection with this agreement….”  Exs. B and E, ¶12.1(a).

67.                                 Sprint Nextel’s sharing of this information with the managers of the Nextel business, and Sprint Nextel’s use of the information itself to direct competing operations in the Service Areas, would violate Paragraph 12.1(a) and irreparably harm Plaintiffs.  Sprint has stated

that it intends to merge the operations such that disclosure is inevitable.  In its application for transfer of control filed with the FCC, Sprint stated that the combined company will “create integrated “back office” systems for billing, customer care, information technology and financial systems platforms that will be able to handle the demands of the entire combined company and result in significant savings.”  Montagner/Nielsen Declaration, ¶ 23, attached as Exhibit J.   Sprint will be combining back office operations in violation of the confidentiality requirement of the Management Agreements so that it can compete with Plaintiffs.  In June of 2005, the Affiliates, including Plaintiffs, asked Sprint to assure the Affiliates that they would not disclose the Affiliates’ confidential information in this manner.  Sprint refused to give any such assurance.

68.                                 Immediately after Sprint’s initial announcement that it intended to merge with Nextel, Sprint held a conference call with the Affiliates.  In that call, Sprint’s representatives acknowledged that Sprint’s integration with Nextel following the merger would conflict with Sprint’s obligations to the Affiliates.

69.                                 Sprint and Nextel have also publicly acknowledged that achieving their post-merger business strategies will violate Sprint’s exclusivity commitments to Plaintiffs and the other Affiliates.  Sprint and Nextel have also conceded that these breaches may be costly to resolve.  For example, in its Amended Form 10-K, Sprint disclosed:

Sprint is subject to exclusivity provisions and other restrictions under its arrangements with the Sprint PCS Affiliates. Once the proposed merger is completed, continued compliance with those restrictions may limit the ability to fully integrate the operations of Sprint and Nextel in areas managed by the Sprint PCS Affiliates, and Sprint or Sprint Nextel could incur significant costs to resolve issues related to the proposed merger under these arrangements.

(Emphasis added).

70.                                 Likewise, in their June 10, 2005, joint proxy solicitation materials seeking approval of the merger from their shareholders, Sprint and Nextel together admitted:

Sprint supplements its own wireless network through arrangements with third party network operators, which we refer to as Sprint PCS Affiliates….  All of these arrangements restrict Sprint’s and its affiliates’ ability to own, operate, build or manage wireless communication networks or to sell Sprint’s wireless services within specified geographic areas.  Continued compliance with those restrictions may limit Sprint Nextel’s ability to achieve synergies and fully integrate the operations of Sprint and Nextel, which could have a negative impact on Sprint Nextel’s results of operations.

(Emphasis added).

71.                                 Sprint has approached Plaintiffs about restructuring the Management Agreements.  Sprint has put forth some incomplete proposals that are completely inconsistent with the parties’ existing contractual relationships.  The proposals put forth by Sprint would destroy the value of Plaintiffs’ business, which they have built at a cost of hundreds of millions of dollars.

72.                                 Plaintiffs have informed Sprint that they expect Sprint to live up to its contractual obligations and that they consider Sprint’s current plans to be in violation of the Management Agreements.   For months, Plaintiffs have attempted to resolve their disputes with Sprint through negotiations.  Sprint repeatedly told Plaintiffs that they would work with Plaintiffs to resolve the dispute but no good faith solution has been forthcoming from Sprint.  Once it became clear that Sprint would not agree to resolve the dispute before the merger closed, Plaintiffs had no choice but to file suit.

73.                                 Formal notice of a dispute under the Management Agreement is not a pre-requisite to filing a lawsuit.  Plaintiffs have negotiated in good faith with Sprint for months with no resolution.  Further negotiations between the parties, whether pursuant to formal notice under the contract or informally as has occurred for months, would be futile.

Irreparable Harm to Horizon and Bright

74.                                 Sprint’s and Nextel’s shareholders voted to approve the merger on July 13, 2005.  Sprint and Nextel now only need certain regulatory approvals, which could come at any time, before proceeding to close the merger.  Indeed, it was reported on July 12, 2005, that the FCC will likely approve the merger.   When the merger closes, Sprint Nextel will come into existence and will own Nextel’s operations.  Accordingly, the new Sprint Nextel entity will be in competition with Plaintiffs in Plaintiffs’ exclusive Service Areas, causing Plaintiffs an injury for which no adequate remedy is available at law.

75.                                 Plaintiffs will be severely and irreparably harmed if the Court does not prevent Sprint from breaching the Management Agreements.  Plaintiffs have spent several years and $320 million developing the Sprint wireless network and their customer base in their Service Areas, in reliance on exclusivity promises from Sprint.  Specifically, Plaintiffs will be deprived of a unique business opportunity for which any calculation of future lost profits would be imprecise and difficult to calculate.  Moreover, Plaintiffs will be irreparably harmed by the injury to their competitive position in the marketplace, the destruction of their opportunity to market a unique product, and the injury to the goodwill they enjoy from customers as a result of their exclusive arrangement with Sprint.  The violation of the exclusivity clause would put at great risk the very viability of Plaintiffs.

76.                                 Plaintiffs will also be irreparably harmed by Sprint Nextel’s use of Plaintiffs’ highly sensitive and confidential internal business information to compete against Plaintiffs.  Disclosure of this information to Sprint Nextel personnel involved in the operation of the Nextel network in Plaintiffs’ Service Areas will inflict on Plaintiffs a competitive injury that cannot be undone or adequately remedied at law.   Further, Sprint will have an incentive to steer customers

to its wholly-owned subsidiary, Nextel, over Plaintiffs.   Sprint will retain 100% of the revenue derived from the former Nextel operations whereas it only receives 8% of the revenue derived from Plaintiffs.

77.                                 Sprint acknowledged that Plaintiffs will be irreparably harmed by such a breach.  Each Management Agreement explicitly provides that the parties will be irreparably harmed and entitled to injunctive relief to prevent a breach of the agreement:

“Each party agrees with the other party that the party would be irreparably damaged if any of the provisions of this agreement were not performed in accordance with their specific terms and that monetary damages alone would not provide an adequate remedy.  Accordingly, in addition to any other remedy to which the non-breaching party may be entitled, at law or in equity, the non-breaching party will be entitled to injunctive relief to prevent breaches of this agreement and specifically to enforce the terms and provisions of this agreement.”

Exs. B and E, ¶ 17.6.

COUNT I

(Injunctive Relief Against All Defendants)

78.                                 Horizon and Bright restate the allegations in paragraphs 1 to 77 for their paragraph 78.

79.                                 The Management Agreements are valid and enforceable agreements.  Plaintiffs have performed all of their obligations under the Management Agreements.

80.                                 Pursuant to Paragraph 2.3 of the Management Agreements, Plaintiffs have a clearly ascertainable right and a protectable interest in being the only operator or manager for Sprint PCS within their Service Areas.  Further, there is a clear right and protectable interest that prohibits Sprint from owning or operating a wireless mobility communications network that operates in the 1900 MHz range.  Plaintiffs also have a clear right not to have their confidential information disclosed to competitors.

81.                                 As set forth above, Sprint has committed an anticipatory breach of the Management Agreements and will be in breach of the Management Agreements after the close of the merger.

82.                                 Plaintiffs will suffer irreparable harm from Sprint’s breaches of the Management Agreements for which there is no adequate remedy at law.

83.                                 The balance of harms strongly weighs in favor of Plaintiffs.  Plaintiffs’ entire business is threatened, whereas Sprint would simply have to make adjustments to its post-merger plans to avoid irreparable harm to Plaintiffs.  Further, Sprint brought upon itself any alleged harm it might suffer from the issuance of an injunction.

84.                                 The public interest will be served by issuance of injunctive relief that upholds and recognizes the importance of contractual obligations.

COUNT II

(Declaratory Judgment Against All Defendants)

85.                                 Horizon and Bright restate the allegations in paragraphs 1 to 84 for their paragraph 85.

86.                                 Post-merger, Nextel and Nextel Partners will be an operator or manager for Sprint PCS within Plaintiffs’ Service Areas in violation of the exclusivity clause of the Management Agreements.

87.                                 The offer and sale of Sprint, Nextel or Boost branded products or services by Sprint Nextel through Nextel or Nextel Partners within Plaintiffs’ Service Areas, will be a violation of the exclusivity clause of the Management Agreements.

88.                                 Sprint Nextel’s ownership and operation of Nextel and Nextel Partners within Plaintiffs’ Service Areas will be a breach of the Management Agreements’ requirement that Sprint and its related parties not own or operate a network in the 1900 MHz spectrum.

89.                                 The disclosure of Plaintiffs’ confidential information to Nextel, and Sprint Nextel’s use of the information to direct operations competing against Plaintiffs, will be a breach of the Management Agreements.

90.                                 There is an actual and justifiable controversy between Plaintiffs and defendants regarding Plaintiffs’ rights under the Management Agreements.  Sprint proposes to implement the merger with Nextel in such a way that will violate Plaintiffs’ exclusivity and confidentiality rights.  Resolution of this dispute will aid in the termination of the controversy in that the parties will have a clear understanding of what their rights are post-merger.

COUNT III

(Tortious Interference With Contract Against Nextel Communications, Inc.)

91.                                 Horizon and Bright restate the allegations in paragraphs 1 to 90 for their paragraph 91.

92.                                 On information and belief, before signing the merger agreement with Sprint, Nextel knew of Sprint’s Management Agreements with Plaintiffs and of Sprint’s exclusivity commitments contained therein.

93.                                 Plaintiffs further state on information and belief that Nextel was aware of Plaintiffs’ exclusive rights under Paragraph 2.3 of the Management Agreement and aware that if Sprint merged with Nextel, then Sprint, or its successor in interest, would breach that contractual obligation to Plaintiffs.   Indeed, as explained in Nextel’s and Sprint’s joint proxy solicitation materials, the merger’s anticipated value derives, in part, from the combination of Nextel and

Sprint’s networks, licenses, and other resources nationwide, without regard to the contractual rights of Plaintiffs and Sprint’s other Affiliates.  In the same materials, Nextel and Sprint announced that the exclusivity rights of Sprint’s affiliates could limit Sprint Nextel’s success at achieving these synergies.

94.                                 Despite Plaintiffs’ contractual rights to exclusivity in their Service Areas, Nextel intentionally caused Sprint to execute the merger agreement — a significant factor giving rise to the imminent breach of the Management Agreement.

95.                                 Nextel lacked justification for interfering with the contractual rights of Plaintiffs.

96.                                 Absent an injunction, Plaintiffs will suffer irreparable injury from Nextel’s tortious interference, for which there exists no adequate remedy at law.

97.                                 In the alternative, if Nextel’s tortious interference with Plaintiffs’ exclusivity rights occurs before Nextel’s tortious conduct is enjoined, then in addition to injunctive relief, Plaintiffs will seek reliance, compensatory, lost profit and any other damages potentially available at law for the injury caused by that tortious conduct.

COUNT IV

(Civil Conspiracy Against All Defendants)

98.                                 Horizon and Bright restate the allegations in paragraphs 1 to 97 for their paragraph 98.

99.                                 On information and belief, Sprint, Sprint PCS and Nextel agreed to disadvantage Plaintiffs and to deprive Plaintiffs of the exclusivity promises contained in the Management Agreements and to use Plaintiffs’ confidential business information to advantage Nextel’s current business in competing directly against Plaintiffs in their exclusive Service Areas.

100.                           In furtherance of the conspiracy, Sprint and Sprint PCS are planning to breach their exclusivity obligations under the Management Agreement and Nextel is tortiously interfering with the same.

101.                           Absent an injunction, Plaintiffs will suffer irreparable injury from Sprint’s, Sprint PCS’, and Nextel’s civil conspiracy, for which there exists no adequate remedy at law.

102.                           In the alternative, if Sprint’s, Sprint PCS’, and Nextel’s civil conspiracy succeeds in injuring Plaintiffs before their tortious conduct is enjoined, then in addition to injunctive relief, Plaintiffs will seek reliance, compensatory, lost profit and any other damages potentially available at law for the injury caused by that tortious conduct.

WHEREFORE, Plaintiffs pray that judgment be entered in their favor and against defendants as follows:

1.                                       Enter a declaratory judgment in favor of Plaintiffs as follows:

(a)                                  a declaration that Sprint’s post-merger ownership, management and operation of the Nextel network in Plaintiffs’ Service Area, in the manner announced by Sprint to date, will breach Plaintiffs’ Management Agreements;

(b)                                 a declaration that post-merger activity by Sprint (including marketing and promotion) designed to sell additional Nextel and Boost branded products and services  to new customers in Plaintiffs’ Service Area, will breach Plaintiffs’ Management Agreements;

(c)                                  a declaration that Sprint’s post-merger management and operation of the Nextel network without a confidentiality wall erected that would prevent disclosure of Plaintiffs’ confidential business information to any person or entity involved in the operation of Nextel’s network will breach Plaintiffs’ Management Agreements;

(d)                                 a declaration that rebranding Nextel and Nextel Partners’ stores as Sprint stores will breach Plaintiffs’ Management Agreements;

(e)                                  a declaration that any advertising by Sprint linking Sprint and Nextel or Boost brands in Plaintiffs’ Service Area will breach Plaintiffs’ Management Agreements;

(f)                                    a declaration that Sprint’s post-merger sale of Sprint wireless products and services through Nextel and Nextel Partners in Plaintiffs’ Service Area (whether in Nextel stores, national stores or LFIs), will breach Plaintiffs’ Management Agreements;

(g)                                 a declaration that upon closing of the merger, any and all wireless offerings by Sprint, including Sprint, Nextel or Boost branded products and services, constitute “Sprint PCS Products and Services” under Plaintiffs’ Management Agreements; and

(h)                                 a declaration that Sprint’s post-merger migration of the Nextel subscribers to the 1900 MHz spectrum without making those subscribers Plaintiffs’ subscribers will breach Plaintiffs’ Management Agreements;

(i)                                     a declaration that Sprint’s marketing or promoting Nextel or Boost branded products by stating that Nextel and Boost branded products will in the future be migrated to the 1900 MHz spectrum will breach Plaintiffs’ Management Agreements;

2.                                       Issue a temporary restraining order, a preliminary injunction and a permanent injunction as follows:

(a)                                  enjoining Sprint and those acting in concert with it from managing and operating the Nextel network in Plaintiffs’ Service Areas in a manner that will breach Plaintiffs’ Management Agreements;

(b)                                 enjoining Sprint and those acting in concert with it from engaging in activity, including marketing and promotion, in Plaintiffs’ Service Areas designed to sell additional Nextel or Boost branded products and services to new customers in Plaintiffs’ Service Areas;

(c)                                  enjoining Sprint and those acting in concert with it from disclosing Plaintiffs’ confidential business information to any person or entity involved in the operation of Nextel’s network in Plaintiffs’ Service Areas or managing and operating the Nextel network without first erecting a confidentiality wall between Plaintiffs’ and Nextel’s business;

(d)                                 enjoining Sprint and those acting in concert with it from rebranding Nextel and Nextel Partners’ stores as Sprint stores in Plaintiffs’ Service Areas;

(e)                                  enjoining Sprint and those acting in concert with it from publishing advertising that links the Sprint and Nextel or Boost brands in Plaintiffs’ Service Areas;

(f)                                    enjoining Sprint and those acting in concert with it from selling Sprint PCS products and services through Nextel or Nextel Partners in Plaintiffs’ Service Areas (whether in Nextel stores, national stores or LFIs);

(g)                                 enjoining Sprint and those acting in concert with it from selling Sprint,

Nextel and Boost branded products and services in Plaintiffs’ Service Areas; and

(h)                                 enjoining Sprint and those acting in concert with it from migrating  Nextel subscribers to 1900 MHz without making those subscribers Plaintiffs’ subscribers; and

(i)                                     enjoining Sprint and those acting in concert with it from marketing or promoting Nextel branded products by stating that Nextel branded products will in the future be migrated to the 1900 MHz;

3.                                       Awarding Plaintiffs’ their costs and legal fees;

4.                                       For such other and further relief as justice requires.

BOUCHARD MARGULES & FRIEDLANDER, P.A.

By:
Andre G. Bouchard (# 2504)
John M. Seaman (#3868)
222 Delaware Avenue, Suite 1400
Wilmington, Delaware 19801
(302) 573-3500

Attorneys for Plaintiffs
Horizon Personal Communications, Inc. and
Bright Personal Communications Services, LLC

OF COUNSEL:

Michael R. Feagley

John M. Touhy

Katherine M. Clark

MAYER, BROWN, ROWE & MAW LLP

71 South Wacker Drive

Chicago, IL  60606-3441

(312) 782-0600

DATED:  July 22, 2005